Exhibit 99.1

New York Mortgage Trust Reports

Third Quarter 2014 Results

NEW YORK, NY – November 4, 2014 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the three and nine months ended September 30, 2014.

Summary of Third Quarter 2014:

●	Net income attributable to common stockholders of $38.3 million, or $0.42 per share.

●	Net interest income of $19.3 million and net interest margin of 428 basis points.

●

Realized gain of $16.5 million on sale of a single multi-family CMBS, partially offset by $3.4 million of loss on extinguishment of debt related to the early termination of a multi-family CMBS collateralized recourse financing.

●	Unrealized gain on multi-family loans and debt held in securitization trusts of $18.1 million.

●	Book value per common share of $6.98 at September 30, 2014 as compared to $6.83 per common share at June 30, 2014.

●	Declared third quarter dividend of $0.27 per common share that was paid on October 27, 2014, marking the tenth consecutive quarter at this level.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments, residential mortgage loans, including loans sourced from distressed markets, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” below.

Management Overview

Steven Mumma, NYMT’s Chief Executive Officer and President, commented: “The Company generated record net income of $38.3 million, or $0.42 per share, for the quarter. Similar to the first two quarters of this year, our credit sensitive portfolio, which includes our multi-family CMBS and distressed residential loans, benefitted from strong secondary demand for credit sensitive assets and a continued corresponding improvement in pricing. Our strategy of timely investing in credit sensitive assets continues to produce attractive current yields and/or capital appreciation. We believe our results this quarter are indicative of our continued successful execution of this strategy. In particular, we received an attractive offer to sell one of our first loss multi-family K-Series securities this quarter and determined that the combination of attractive sale terms for the bond together with the potential new liquidity options described below provided both an outstanding capital appreciation event and attractive yield potential for certain of our other multi-family bonds. For these reasons, we seized on the opportunity to sell the bond, resulting in total proceeds to the Company of $41.4 million and a realized gain of $16.5 million. In addition, the improved pricing environment for the multi-family loans and debt held in securitization trusts in our existing portfolio drove unrealized gains higher by $11.8 million during the quarter.

In connection with the opportunity to sell this K-Series bond, we terminated a 2012 CMBS securitization totaling $52 million, releasing approximately $182.5 million of multi-family CMBS collateral value back to the Company during the quarter that included the security we subsequently sold. The remaining CMBS collateral provides the Company with several liquidity options from outright sale to refinancing on what we believe will be more favorable terms.

We continue to deploy capital to the multi-family space focusing on direct investments in mezzanine and preferred equity investments and expect to make additional investments in a multi-family focused investment vehicle that is managed by RiverBanc. The Company has also continued to build out the distressed residential loan component of its credit sensitive portfolio, adding loans with outstanding principal balance of $38 million during the quarter. We believe there continues to be opportunities for this strategy to contribute to our success.

We are pleased with the performance of our portfolio, which has helped to increase the Company’s book value per share every quarter since June 2013 and has contributed to a total economic return of 23.1% through the first nine months of 2014.”

Capital Allocation

The following table sets forth our allocated capital by investment type at September 30, 2014 (dollar amounts in thousands):

	Agency RMBS	Agency IOs	Multi- Family(1)	Distressed Residential Loans	Residential Securitized Loans	Other(2)	Total

Carrying value	$678,612	$130,525	$419,813	$264,195	$152,902	$41,407	$1,687,454
Liabilities:
Callable	(545,876)	(82,005)	—	—	—	—	(627,881)
Non-callable	—	—	(83,401)	(154,012)	(148,298)	(45,000)	(430,711)
Hedges (Net)	4,216	9,907	—	—	—	—	14,123
Cash	11,476	46,731	1,156	—	—	15,873	75,236
Other	2,104	2,483	(4,110)	12,099	1,171	(23,591)	(9,844)
Net capital allocated	$150,532	$107,641	$333,458	$122,282	$5,775	$(11,311)	$708,377

(1)

The Company determined it is the primary beneficiary of certain Freddie Mac-sponsored K-Series securitizations (the “Consolidated K-Series,” as defined below) and has consolidated the Consolidated K-Series into the Company’s financial statements.   A reconciliation to our financial statements is included below in “Additional Information.”

(2)	Other includes CLOs having a carrying value of $35.1 million, non-Agency RMBS and loans held for investment. Other non-callable liabilities include $45 million in subordinated debentures.

Results of Operations

For the three and nine months ended September 30, 2014, we reported net income attributable to common stockholders of $38.3 million and $89.9 million, respectively, as compared to net income attributable to common stockholders of $16.9 million and $43.6 million, respectively, for the same periods in 2013. The main components of the change in net income for the three and nine months ended September 30, 2014, as compared to the same periods in 2013 are detailed in the following table (dollar amounts in thousands, except per share data):

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2014	2013	$ Change	2014	2013	$ Change
Net interest income	$19,320	$15,207	$4,113	$59,028	$42,090	$16,938
Total other income	$33,118	$8,472	$24,646	$66,604	$17,769	$48,835
Total general, administrative and other expenses	$11,613	$5,082	$6,531	$26,749	$13,660	$13,089
Income from operations before income taxes	$40,825	$18,597	$22,228	$98,883	$46,199	$52,684
Income tax expense	$1,100	$211	$889	$4,668	$531	$4,137
Net income	$39,725	$18,386	$21,339	$94,215	$45,668	$48,547
Preferred stock dividends	$(1,453)	$(1,453)	$—	$(4,359)	$(2,115)	$(2,244)
Net income attributable to common stockholders	$38,272	$16,933	$21,339	$89,856	$43,553	$46,303
Basic income per common share	$0.42	$0.27	$0.15	$1.06	$0.76	$0.30
Diluted income per common share	$0.42	$0.27	$0.15	$1.06	$0.76	$0.30

Net Interest Income / Interest Earning Assets

The following table sets forth the net interest spread for our portfolio of interest earning assets by quarter for the six most recently completed quarters, excluding the costs of our subordinated debentures:

Quarter Ended	Average Interest Earning Assets ($ millions) (1) (2)	Weighted Average Yield on Interest Earning Assets(3)	Cost of Funds(4)	Net Interest Spread(5)
September 30, 2014	$1,609.4	6.37%	2.09%	4.28%
June 30, 2014	$1,625.0	6.60%	2.00%	4.60%
March 31, 2014	$1,632.2	6.40%	2.01%	4.39%
December 31, 2013	$1,644.7	5.99%	1.89%	4.10%
September 30, 2013	$1,586.6	5.21%	1.62%	3.59%
June 30, 2013	$1,524.1	4.89%	1.41%	3.48%

(1)

Average Interest Earning Assets for the quarter excludes all Consolidated K-Series assets other than those securities issued by the securitizations comprising the Consolidated K-Series that are actually owned by us.

(2)	Our Average Interest Earning Assets is calculated each quarter as the daily average balance of our Interest Earning Assets for the quarter, excluding unrealized gains and losses.
(3)

Our Weighted Average Yield on Interest Earning Assets was calculated by dividing our annualized interest income from Interest Earning Assets for the quarter by our average Interest Earning Assets for the quarter.

(4)

Our Cost of Funds was calculated by dividing our annualized interest expense from our Interest Earning Assets for the quarter by our average financing arrangements, portfolio investments, Residential CDOs and Securitized Debt for the quarter. Our cost of funds includes the impact of our liability interest rate hedging activities.

(5)	Net Interest Spread is the difference between our Weighted Average Yield on Interest Earning Assets and our Cost of Funds.

The increase in net interest income for the three and nine months ended September 30, 2014 as compared to the corresponding periods in the prior year is primarily attributable to two factors: 1) a greater investment allocation to credit sensitive assets in the 2014 periods as compared to the prior year periods and 2) an increase in net interest spread in the 2014 periods as compared to the prior year periods. Beginning in 2013, the Company increasingly allocated both new and re-invested capital to credit sensitive, higher yielding investments and allocated less capital to its Agency RMBS portfolio, which is lower-yielding. As of September 30, 2014, investments in multi-family CMBS, other multi-family investments and distressed residential loans increased to $684.0 million as compared to $565.7 million as of September 30, 2013.

Net interest spread in the third quarter of 2014 declined from levels recorded in our two prior quarters. This decline in net interest spread as compared to the two immediately prior quarters was primarily driven by an uptick in the constant prepayment rate (“CPR”) for our Agency MBS portfolio. See “Prepayment History” below.

Portfolio Asset Yields

The following table summarizes the Company’s significant assets at and for the quarter ended September 30, 2014, classified by relevant categories (dollar amount in thousands):

	Carrying Value	Coupon(1)	Yield(1)	CPR(1)
Agency Fixed Rate RMBS	$490,491	2.94%	1.80%	9.2%
Multi-family Investments(2)	$400,490	0.14%	12.50%	N/A
Distressed Residential Loans (3)	$262,980	5.48%	8.18%	N/A
Agency ARMs	$188,121	2.89%	1.74%	20.5%
Residential Securitized Loans	$152,902	2.42%	2.42%	5.4%
Agency IOs	$130,525	5.60%	11.10%	15.2%
CLOs	$35,121	4.20%	41.27%	N/A

(1)	Coupons, yields and CPRs are based on third quarter 2014 daily average balances. Yields are calculated on amortized cost basis.
(2)

Includes CMBS and mezzanine loans to and preferred equity investments in owners of multi-family properties accounted for as loans held for investment. Mezzanine loans and preferred equity investments amounting to approximately $19.3 million that are accounted for using the equity method of accounting are not included. CMBS carrying value, coupons and yield calculations are based on the underlying CMBS that are actually owned by the Company and do not include the other consolidated assets and liabilities of the Consolidated K-Series not owned by the Company.

(3)	Distressed residential loans yield is net of provision for loan losses.

Prepayment History

The following table sets forth the actual CPRs for selected asset classes, by quarter, for the periods indicated below:

Quarter Ended	Agency ARMs	Agency Fixed Rate	Agency IOs	Non-Agency RMBS	Residential Securitizations	Weighted Average for Overall Portfolio
September 30, 2014	20.5%	9.2%	15.2%	18.7%	5.4%	13.1%
June 30, 2014	9.9%	6.7%	12.7%	10.5%	7.0%	10.1%
March 31, 2014	8.8%	5.2%	11.3%	9.7%	7.5%	8.8%
December 31, 2013	6.7%	5.3%	13.5%	16.8%	12.6%	10.0%
September 30, 2013	16.8%	8.5%	20.4%	23.6%	12.0%	15.3%
June 30, 2013	22.2%	6.4%	21.9%	18.3%	6.5%	15.4%

Other Income

Total other income increased by $24.6 million and $48.8 million for the three and nine months ended September 30, 2014, respectively as compared to the same periods in 2013. The increases were primarily driven by:

●

An increase in realized gain on investment securities and related hedges of $13.7 million and $28.8 million for the three and nine months ended September 30, 2014, respectively, as compared to the same periods in 2013. The Company sold a single multi-family CMBS security in the third quarter of 2014, resulting in a realized gain amounting to $16.5 million for the three and nine months ended September 30, 2014. This realized gain was partially offset by $3.4 million of loss on extinguishment of debt related to the early termination of a multi-family recourse financing that was collateralized by certain of our multi-family CMBS, including the security we sold in the third quarter of 2014.

In addition, realized gains from the Company’s Agency IO portfolio, declined by $2.8 million for the three months ended September 30, 2014 and increased by $12.3 million for the nine months ended September 30, 2014, as compared to the same periods in 2013.

●

A decrease in unrealized loss on investment securities and related hedges of $0.5 million for the three months ended September 30, 2014 and an increase in unrealized loss on investment securities and related hedges of $7.1 million for the nine months ended September 30, 2014, as compared to the same periods in 2013, which were primarily related to our Agency IO strategy.

●

An increase in realized gains on distressed residential mortgage loans of $0.3 million and $8.4 million for the three and nine months ended September 30, 2014, respectively, as compared to the same periods in 2013. The realized gains are derived from loan refinancings, workouts and resales, with the majority of the realized income on these assets during the nine month period attributable to loan resales during the first quarter of 2014.

●

An increase in net unrealized gains on multi-family loans and debt held in securitization trusts of $11.8 million and $20.7 million for the three and nine months ended September 30, 2014, respectively, as compared to the same periods in 2013, which is primarily due to improved pricing on our multi-family CMBS investments that has been driven, in part, by greater market demand for this product; and

●

An increase in other income of $1.3 million and $1.5 million for the three and nine months ended September 30, 2014, respectively, as compared to the same periods in 2013, which is primarily a function of an increase in income related to our 20% membership interest in RiverBanc.

Comparative Expenses (dollar amounts in thousands)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
General, Administrative and Other Expenses	2014	2013	$ Change	2014	2013	$ Change
Salaries, benefits and directors’ compensation	$1,244	$805	$439	$3,438	$1,895	$1,543
Professional fees	547	709	(162)	2,064	1,942	122
Base management and incentive fees	7,752	2,213	5,539	15,396	5,455	9,941
Expenses on distressed residential mortgage loans	1,491	1,051	440	3,920	2,533	1,387
Other	579	304	275	1,931	1,835	96
Total	$11,613	$5,082	$6,531	$26,749	$13,660	$13,089

The increase in salaries, benefits and directors’ compensation in 2014 periods is due, in part, to an increase in the number of people employed by the Company in 2014, as a result of the re-internalization of the Company’s accounting function.

The increase in base management and incentive fees for the three months ended September 30, 2014, as compared to the same period in 2013 is primarily due to incentive fees earned by RiverBanc from the sale of the multi-family CMBS security during the third quarter of 2014. The increase in base management and incentive fees for the nine months ended September 30, 2014, as compared to the same period in 2013, was driven by (i) the increase in assets managed by our external managers and the performance of the assets they manage for us during the period, which resulted in incentive fees earned and (ii) the incentive earned by RiverBanc from the sale of the multi-family CMBS security in September 2014.

The increase in expenses related to distressed residential mortgage loans is due to the increase in our investment in this asset class as compared to the same period in 2013. The distressed residential mortgage loan strategy typically has a higher cost, as loan servicing and resolution processing on distressed loans is more operationally intensive than performing loans.

Income Tax Expense

The increase in income tax expense for the three and nine months ended September 30, 2014, was primarily due to the increase in realized gains resulting from loan sales in our distressed loan portfolio, as gain on sale from loan activity is transacted in a taxable REIT subsidiary for REIT compliance purposes and accordingly is subject to local, state and federal taxes.

Analysis of Changes in Book Value

The following table analyzes the changes in book value of our common stock for the three and nine months ended September 30, 2014 (amounts in thousands, except per share):

	Three Months Ended September 30, 2014			Nine Months Ended September 30, 2014
	Amount	Shares	Per Share(1)	Amount	Shares	Per Share(1)
Beginning Balance	$619,248	90,685	$6.83	$405,666	64,102	$6.33
Common stock issuance, net	286			186,663	26,583
Balance after share issuance activity	619,534	90,685	6.83	592,329	90,685	6.53
Dividends declared	(24,485)		(0.27)	(69,411)		(0.77)
Net change AOCI: (2)
Hedges	1,181		0.01	(149)		—
RMBS	(2,683)		(0.03)	12,593		0.14
CMBS	3,252		0.04	11,654		0.13
CLOs	(1,694)		(0.02)	(3,495)		(0.04)
Net income attributable to common stockholders	38,272		0.42	89,856		0.99
Ending Balance	$633,377	90,685	$6.98	$633,377	90,685	$6.98

(1)	Outstanding shares used to calculate book value per share for the ending balance is based on outstanding shares as of September 30, 2014 of 90,684,546
(2)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, November 5, 2014 at 9:00 a.m., Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and nine months ended September 30, 2014. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, November 12, 2014 and can be accessed by dialing (855) 859-2056 and entering passcode 22666244. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Third quarter 2014 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or before November 10, 2014. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to an IO that represents the right to the interest component of cash flow from a pool of residential mortgage loans issued or guaranteed by a GSE, or an agency of the U.S. government; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential mortgage loans” refers to pools of performing, re-performing and to a lesser extent non-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and “Consolidated K-Series” refers to, in the case of the quarter ended September 30, 2014, six separate Freddie Mac- sponsored multi-family loan K-Series securitizations, or in the case of the quarter ended September 30, 2013, five separate Freddie Mac-sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities. Total economic return is calculated as the change in book value plus dividends divided by book value at the beginning of the period.

Additional Information

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, income and expenses in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statements of operations.

A reconciliation of our net capital investment in multi-family investments to our financial statements as of September 30, 2014 is set forth below:

Multi-family loans held in securitization trusts, at fair value	$8,303,169
Multi-family CDOs, at fair value	(8,005,013)
Net carrying value	298,156
Investment securities available for sale, at fair value held in securitization trusts	38,379
Investment securities available for sale, at fair value	45,953
Total CMBS, at fair value	382,488
First mortgage loan, mezzanine loan and preferred equity investments	37,325
Securitized debt	(83,401)
Cash and other	(2,954)
Net Capital in Multi-family	$333,458

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in governmental laws, regulations or policies affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY Kristine R. Nario Chief Financial Officer Phone: (646) 216-2363 Email: knario@nymtrust.com

New York Mortgage Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	For the Three Months Ended September 30		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Investment securities and other	$12,868	$11,019	$42,025	$32,638
Multi-family loans held in securitization trusts	75,891	61,179	226,336	160,981
Distressed residential mortgage loans	5,199	3,421	14,400	7,410
Residential mortgage loans held in securitization trusts	979	1,120	2,962	3,655
Total interest income	94,937	76,739	285,723	204,684

INTEREST EXPENSE:
Investment securities and other	1,230	1,598	4,102	5,045
Multi-family collateralized debt obligations	69,310	56,199	207,167	148,107
Residential collateralized debt obligations	223	281	686	857
Securitized debt	4,389	2,981	13,350	7,177
Subordinated debentures	465	473	1,390	1,408
Total interest expense	75,617	61,532	226,695	162,594

NET INTEREST INCOME:	19,320	15,207	59,028	42,090

OTHER INCOME (EXPENSE):
Provision for loan losses	(82)	(238)	(1,234)	(905)
Impairment loss on investment securities	-	(225)	-	(225)
Realized gain (loss) on investment securities and related hedges, net	17,055	3,319	20,419	(8,334)
Realized gain on distressed residential mortgage loans	834	486	9,477	1,057
Unrealized (loss) gain on investment securities and related hedges, net	(1,020)	(1,498)	(4,047)	3,014
Unrealized gain on multi-family loans and debt held in securitization trusts, net	18,115	6,338	43,060	22,370
Loss on extinguishment of debt	(3,397)	-	(3,397)	-
Other Income (including $1,139, $96, $1,402 and $156 from related parties, respectively)	1,613	290	2,326	792
Total other income	33,118	8,472	66,604	17,769

Base management and incentive fees (including $5,747, $747, $7,966 and $2,068 torelated parties, respectively)	7,752	2,213	15,396	5,455
Expenses related to distressed residential mortgage loans	1,491	1,051	3,920	2,533
Other general and administrative expense (including $0, $135, $80 and $504 to related	2,370	1,818	7,433	5,672
Total general, administrative and other expenses	11,613	5,082	26,749	13,660

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	40,825	18,597	98,883	46,199
Income tax expense	1,100	211	4,668	531
NET INCOME	39,725	18,386	94,215	45,668
Preferred stock dividends	1,453	1,453	4,359	2,115
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$38,272	$16,933	$89,856	$43,553

Basic income per common share	$0.42	$0.27	$1.06	$0.76
Diluted income per common share	$0.42	$0.27	$1.06	$0.76
Dividends declared per common share	$0.27	$0.27	$0.81	$0.81
Weighted average shares outstanding - basic	90,685	63,755	85,018	57,493
Weighted average shares outstanding - diluted	90,685	63,755	85,018	57,493

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Investment securities, available for sale, at fair value (including pledged securities of $683,914 and $853,223, respectively)	$892,251	$912,443
Investment securities, available for sale, at fair value held in securitization trusts	38,379	92,578
Residential mortgage loans held in securitization trusts (net)	152,902	163,237
Distressed residential mortgage loans held in securitization trusts (net)	247,175	254,721
Multi-family loans held in securitization trusts, at fair value	8,303,169	8,111,022
Derivative assets	217,324	197,590
Cash and cash equivalents	28,513	31,798
Receivables and other assets	172,539	135,286
Total Assets(1)	$10,052,252	$9,898,675

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$627,881	$791,125
Residential collateralized debt obligations	148,298	158,410
Multi-family collateralized debt obligations, at fair value	8,005,013	7,871,020
Securitized debt	237,413	304,964
Derivative liabilities	419	1,432
Payable for securities purchased	215,417	191,592
Accrued expenses and other liabilities (including $5,297 and $951 to related parties, respectively)	64,434	54,466
Subordinated debentures	45,000	45,000
Total liabilities(1)	9,343,875	9,418,009

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value, 7.75% Series B cumulative redeemable, $25 liquidationpreference per share, 3,450,000 shares authorized, 3,000,000 shares issued and outstanding as of September 30, 2014 and December 31, 2013.	72,397	72,397
Common stock, $0.01 par value, 400,000,000 shares authorized, 90,684,546 and 64,102,029 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	907	641
Additional paid-in capital	590,952	404,555
Accumulated other comprehensive income	23,676	3,073
Retained earnings	20,445	-
Total stockholders' equity	708,377	480,666
Total Liabilities and Stockholders' Equity	$10,052,252	$9,898,675

(1) Our condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. As of September 30, 2014 and December 31, 2013, assets of consolidated VIEs totaled $8,786,841 and $8,665,829, respectively, and the liabilities of consolidated VIEs totaled $8,419,737 and $8,365,345, respectively.